Exhibit 10.3

THIRD AMENDMENT TO LEASE

     THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 29th day of April, 2009 (“Execution Date”), by and between BMR-LANDMARK AT EASTVIEW LLC, a Delaware limited liability company (“Landlord”), and REGENERON PHARMACEUTICALS, INC., a New York corporation (“Tenant”).

RECITALS

     A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of December 21, 2006 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of October 24, 2007 (the “First Amendment”), and that certain Second Amendment to Lease dated as of September 30, 2008 (the “Second Amendment” and, collectively with the Original Lease and the First Amendment, and as the same may have been further amended, supplemented or otherwise modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 735, 745, 765 and 777 Old Saw Mill River Road in Tarrytown, New York (collectively, the “Buildings”, and each a “Building”);

     B. WHEREAS, Emisphere Technologies, Inc. (“Emisphere”), leases certain space from Landlord at 765 Old Saw Mill River Road (the “765 Building”) pursuant to that certain Lease dated as of March 31, 1997, as the same may have been amended, supplemented or otherwise modified from time to time, the “Emisphere Lease”);

     C. WHEREAS, Emisphere, as sublessor, subleases to Tenant, as sublessee, approximately 13,652 rentable square feet of space (the “Regeneron Sublease Premises”) in the Quad I & II Premises (as defined below) pursuant to that certain Sublease Agreement dated as of April 15, 2008 (the “Regeneron Sublease”);

     D. WHEREAS, Emisphere, as sublessor, subleases to PsychoGenics Inc. (“PsychoGenics”), as sublessee, approximately 2,275 rentable square feet of space (the “PsychoGenics Premises”) in the Quad III & IV Premises (as defined below) pursuant to that certain Sublease dated as of January __[sic], 2008 (the “PsychoGenics Sublease”);

     E. WHEREAS, as of the date hereof, Landlord and Emisphere have terminated the Emisphere Lease and, consequently, the Regeneron Sublease and PsychoGenics Sublease have been terminated;

     F. WHEREAS, Tenant desires to continue to occupy and lease directly from Landlord the Regeneron Sublease Premises, to surrender certain other space within the Buildings and to lease additional space in the 765 Building from Landlord; and

     G. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

     NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

     1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. The Lease, as amended by this Amendment, is referred to herein as the “Amended Lease.”

     2. Swap Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord (y) as of the Execution Date, the Regeneron Sublease Premises, and (z) as of May 1, 2009 (the “Swap Premises Commencement Date”), the portions of the following premises that are not part of the Regeneron Sublease Premises. The Quad I & II Premises and Quad III & IV Premises (including the Regeneron Sublease Premises) are referred to herein collectively as the “Swap Premises.” The Swap Premises consist of approximately 77,178 rentable square feet.

          a. Quad I Premises. Approximately 13,462 rentable square feet of space located on the second floor of the 765 Building, as shown on Exhibit A attached hereto (the “Quad I Premises”);

          b. Quad II Premises. Approximately 22,219 rentable square feet of space located on the second floor of the 765 Building, as shown on Exhibit A attached hereto (the “Quad II Premises” and, collectively with the Quad I Premises, the “Quad I & II Premises”);

          c. Quad III Premises. Approximately 20,748 rentable square feet of space located on the second floor of the 765 Building, as shown on Exhibit A attached hereto (the “Quad III Premises”); and

          d. Quad IV Premises. Approximately 20,749 rentable square feet of space located on the second floor of the 765 Building, as shown on Exhibit A attached hereto (the “Quad IV Premises” and, collectively with the Quad III Premises, the “Quad III & IV Premises”).

     3. Surrender Premises. The parties acknowledge that, as part of the Additional Premises, Tenant currently leases approximately 35,681 rentable square feet in the North portion of the Building located at 777 Old Saw Mill River Road, as shown on Exhibit B attached hereto (the “Surrender Premises”). The Additional Premises less the Surrender Premises shall be referred to herein as the “Modified Additional Premises.” Notwithstanding anything to the contrary in the Lease, the Term for the Surrender Premises shall expire on August 31, 2009, and Landlord and Tenant shall be released from each of their respective obligations under the Lease with respect to the Surrender Premises (including the payment of Rent), except for those obligations that expressly survive the expiration or earlier termination of the Lease.

     4. Tenant’s Pro Rata Shares. From and after the Execution Date until the Swap Premises Commencement Date, (a) the Premises shall be deemed to include the Regeneron Sublease Premises, (b) Tenant’s Pro Rate Share of the 765 Building shall increase from 15.25% to 22.94%, (c) Tenant’s Pro Rata Share of the Existing Project (based on Retained Premises, Additional Premises and Regeneron Sublease Premises only) shall increase from 15.75% to 17.57%, and (iv) Tenant’s Pro Rata Share of the Entire Project shall increase from 31.29% to 32.52%. From and after the Swap Premises Commencement Date, Section 2.2 of the Lease is hereby deleted and replaced in its entirety with the following:

The Premises, the Buildings, and certain related terms are defined as follows. In these definitions, each Rentable Area is expressed in rentable square footage. Rentable Area and Tenant’s Pro Rata Shares are all subject to adjustment under this Lease, including under Section 9.2.

Definition or Provision	Means the Following (As of the Swap
Premises Commencement Date)
“Premises”	Retained Premises, New Premises, Additional Premises, and Swap Premises
“Buildings”	735 Building, 745 Building, 765 Building and 777 Building
Rentable Area of Premises	389,529
Rentable Area of Buildings	117,935 for 735 Building
111,708 for 745 Building
177,203 for 765 Building
311,104 for 777 Building
Rentable Area of Existing Project	751,648
Rentable Area of New Project	360,520
Rentable Area of Entire Project	1,112,168
Tenant’s Pro Rata Share of Buildings	100% of 735 Building
100% of 745 Building
58.80 % of 765 Building
17.90% of 777 Building
Tenant’s Pro Rata Share of the Existing Project	21.27%
(Based on Retained Premises, Additional
Premises and Swap Premises only)
Tenant’s Pro Rata Share of the New Project	63.70%
(Based on New Premises only)
Tenant’s Pro Rata Share of Entire Project	35.02%

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5. Rent.

     a. Basic Annual Rent. Commencing as of (i) the Swap Premises Commencement Date with respect to the Quad I Premises and (ii) September 1, 2009, with respect to the remainder of the Swap Premises (the relevant dates in (i) and (ii), the “Swap

Premises Rent Commencement Date”), and continuing through the Term, Tenant shall pay Landlord Basic Annual Rent for the Swap Premises (“Swap Premises Basic Annual Rent”) in the following amounts (in addition to Rent otherwise due under the Lease) and in accordance with the terms for payment of Basic Annual Rent set forth in the Lease:

Quad I Premises
Date	Rentable	Per Rentable	Total Annual	Total Monthly
	s.f.	s.f.
		Annually
Swap Premises	13,462	$26.50	$356,743.00 (to	$29,728.58
Commencement Date –			be prorated)
August 31, 2009
September 1, 2009 – June 30,	13,462	$28.00	$376,936.00 (to	$31,411.33
2010			be prorated)
July 1, 2010 – remainder of	13,462	Swap Premises Basic Annual Rent to increase
the Term		annually every July 1 by 2.5% of the then-current
		Swap Premises Basic Annual Rent applicable to
		Quad I Premises
Quad II Premises
Date	Rentable	Per Rentable	Total Annual	Total Monthly
	s.f.	s.f.
		Annually
Swap Premises Rent	22,219	$28.00	$622,132.00	$51,844.33
Commencement Date – June
30, 2010
July 1, 2010 – remainder of	22,219	Swap Premises Basic Annual Rent to increase
the Term		annually every July 1 by 2.5% of the then-current
		Swap Premises Basic Annual Rent applicable to
		Quad II Premises
Quad III Premises
Date	Rentable	Per Rentable	Total Annual	Total Monthly
	s.f.	s.f.
		Annually
Swap Premises Rent	20,748	$26.50	$549,822 (to be	$45,818
Commencement Date – June			prorated)
30, 2010
July 1, 2010–June 30, 2011	20,748	$27.16	$563,515.68	$46,959.64
July 1, 2011–June 30, 2012	20,748	$27.84	$577,624.32	$48,135.36
July 1, 2012–June 30, 2013	20,748	$28.00	$580,944	$48,412.00

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July 1, 2013–June 30, 2014	20,748	$28.00	$580,944	$48,412.00
July 1, 2014–remainder of	20,748	Swap Premises Basic Annual Rent to increase
Term		annually every July 1 by 2.5% of the then-current
		Swap Premises Basic Annual Rent applicable to
		Quad III Premises
Quad IV Premises
Date	Rentable	Per Rentable	Total Annual	Total Monthly
	s.f.	s.f.
		Annually
Swap Premises Rent	20,749	$26.50	$549,848.50 (to	$45,820.71
Commencement Date – June			be prorated)
30, 2010
July 1, 2010–June 30, 2011	20,749	$27.16	$563,542.84	$46,961.90
July 1, 2011–June 30, 2012	20,749	$27.84	$577,652.16	$48,137.68
July 1, 2012–June 30, 2013	20,749	$28.00	$580,972.00	$48,414.33
July 1, 2013–June 30, 2014	20,749	$28.00	$580,972.00	$48,414.33
July 1, 2014–remainder of	20,749	Swap Premises Basic Annual Rent to increase
Term		annually every July 1 by 2.5% of the then-current
		Swap Premises Basic Annual Rent applicable to
		Quad IV Premises

          b. Operating Expenses.

               i. In addition to Swap Premises Basic Annual Rent, commencing as of the Swap Premises Rent Commencement Date, Tenant shall pay to Landlord as Additional Rent, at times specified in the Amended Lease, Tenant’s Pro Rata Share of Operating Expenses with respect to the applicable portion of the Swap Premises.

               ii. Notwithstanding anything in the Amended Lease to the contrary, and solely with respect to the Quad II Premises and the Quad III & IV Premises, commencing as of the Swap Premises Commencement Date and continuing until (but not including) the Swap Premises Rent Commencement Date, Tenant shall pay to Landlord monthly, on the first day of each month as Additional Rent, a fixed amount of One Hundred Twenty Thousand Five Hundred Dollars ($120,500). The parties hereby agree and confirm that the foregoing amount shall be the sole obligation of Tenant with respect to Operating Expenses for the Quad II Premises and the Quad III & IV Premises during such period.

               iii. For the avoidance of doubt, HVAC for the Additional Premises and the Swap Premises shall be calculated in the same manner as provided in the Amended Lease with respect to the Retained Premises.

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     6. Rent Credit. Tenant shall be entitled to the following Rent credits:

          a. Effective as of December 1, 2009, a Rent credit equal to Five Hundred Thousand Dollars ($500,000) to be applied against any portion of Rent due to Landlord under the Amended Lease; and

          b. Effective as of December 1, 2012, a Rent credit equal to One Million Fifty Thousand Three Hundred Dollars ($1,050,300) to be applied against any portion of Rent due to Landlord under the Amended Lease (except that the foregoing credit shall not be applicable to cure a monetary default of Tenant).

     7. Swap Premises Term Expiration Date. The Term for the Swap Premises shall expire on the Term Expiration Date for the New Premises, subject to (a) Tenant’s option to extend the Term of the Lease as provided in Article 44 of the Lease (as amended by this Amendment), and (b) Tenant’s termination options set forth in Section 13 below.

     8. Lease Extension Options. From and after the Swap Premises Commencement Date, the first paragraph of Article 44 of the Lease is hereby deleted and replaced with the following:

44. Option to Extend Term. Tenant shall have three (3) options (each, an “Option”) to extend the Term of this Lease (and, in each case, the Term Expiration Date) by five (5) years, in each case on the same terms and conditions as this Lease, except as provided below. If Tenant desires to exercise any Option, Tenant must do so by giving Landlord written notice of such exercise at least one (1) year before the Term would otherwise expire. Tenant may exercise its Option to extend the Term only as to any one or more of the following: (a) the entire Retained Premises, (b) the entire New Whole Building Premises, (c) the entire New Multiple Tenant Building Premises, (d) the Modified Additional Premises or (e) the Swap Premises. If Tenant fails to exercise an Option with respect to less than all of the Premises and the time to do so has lapsed (or if a Retained Premises Early Termination or a termination pursuant to a Swap Premises Termination Option (as defined below)has occurred), then Tenant shall no longer have an Option with respect to those portions of the Premises for which it failed to exercise an Option. Tenant’s Options for the remaining Premises shall remain in full force and effect.

     9. Delivery of Possession.

          a. Tenant acknowledges that it is currently in possession of and occupies the Regeneron Sublease Premises. Landlord shall deliver to Tenant (i) on the Execution Date, the Regeneron Sublease Premises for construction of the Swap Premises Tenant Improvements (as defined below), and (ii) on the Swap Premises Commencement Date, the remainder of the Swap Premises for possession, occupancy and construction of the Swap Premises Tenant Improvements. As of each such date, Tenant’s possession and occupancy of the applicable portions of the Swap Premises shall be governed by and pursuant to the Amended Lease; provided, however, that Tenant shall have no obligation to pay Swap Premises Basic Annual Rent with respect to its occupancy and possession of the Swap Premises prior to the applicable Swap Premises Rent Commencement Date. Landlord shall permit Tenant, accompanied by an employee of Landlord, to enter the portion of the Swap Premises that is not the Regeneron Sublease Premises at a time mutually acceptable to Landlord and Tenant (but in no event more than three (3) days prior to the Swap Premises Commencement Date) for the purpose of Tenant planning its move into the Swap Premises.

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          b. If Landlord fails to deliver all or a portion of the Swap Premises to Tenant on the Swap Premises Commencement Date (such portion, the “Late Delivery Premises”), then Tenant shall not be obligated to pay Base Rent or Operating Expenses with respect to the Late Delivery Premises until Landlord delivers the Late Delivery Premises to Tenant.

     10. Tenant Improvements.

          a. Landlord shall make available to Tenant a tenant improvement allowance of Ten Dollars ($10) per rentable square foot of the Quad I & II Premises (the “Quad I & II Premises TI Allowance”) at any time after the Swap Premises Commencement Date until such time as Tenant has exercised a Quad I & II Termination Option (as defined below). Further, Landlord shall make available to Tenant a tenant improvement allowance of Twenty Dollars ($20) per rentable square foot of the Quad III & IV Premises (the “Quad III & IV Premises TI Allowance”). Up to Ten Dollars ($10) per rentable square foot of the Quad III & IV Premises TI Allowance (the “Phase 1 Quad III & IV Premises TI Allowance”) shall be available to Tenant at any time after the Swap Premises Rent Commencement Date. The balance of the Quad III & IV Premises TI Allowance (not to exceed an additional Ten Dollars ($10) per rentable square foot (the “Phase 2 Quad III & IV Premises TI Allowance”)) shall be available to Tenant at any time during the Term after June 30, 2013; provided that Tenant has not exercised a Quad III & IV Termination Option (as defined below). If Tenant has exercised a Quad III & IV Termination Option with respect to the Quad III Premises or the Quad IV Premises only, then Tenant shall still be entitled to its pro rata amount of the Phase 2 Quad III & IV Premises TI Allowance allocable to the non-terminated portion of the Quad III & IV Premises.

          b. The Quad I & II Tenant Improvement Allowance and the Quad III & IV Tenant Improvement Allowance (collectively, the “Swap Premises TI Allowance”) shall be disbursed in the same manner as the Base TI Allowance under the applicable provisions of Article 5 of the Lease, including, without limitation, the Disbursement Conditions, in order to finance improvements to the Swap Premises consistent with the provisions of the Lease and the Permitted Use (such improvements, the “Swap Premises Tenant Improvements”). Tenant shall be responsible for performing and completing the Swap Premises Tenant Improvements, and Tenant shall pay Landlord a construction oversight fee of two and one-half percent (2.5%) of the total cost of the Swap Premises Tenant Improvements, including, without limitation, the Swap Premises TI Allowance to the extent disbursed to Tenant, which construction oversight fee may be paid out of the Swap Premises TI Allowance.

     11. Reduction in Additional Premises TI Allowance. The Additional Premises TI Allowance, as set forth in Section 10 of the Second Amendment, is hereby reduced by Three Hundred Fifty-Six Thousand Eight Hundred Ten Dollars ($356,810). For the avoidance of doubt, Landlord and Tenant acknowledge that the reduction in the Additional Premises TI Allowance results from Tenant surrendering the Surrender Premises, and that Tenant shall continue to have available to it, to the extent not previously disbursed, Ten Dollars ($10) per rentable square foot of the Modified Additional Premises.

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     12. Parking. The parties acknowledge that, in accordance with the Lease, Tenant shall be entitled to its pro rata share of unreserved parking spaces on the South side of the Entire Project with respect to the Swap Premises. As of the Swap Premises Rent Commencement Date, Tenant shall be entitled to an additional two (2) parking spaces per thousand (1,000) rentable square feet of Swap Premises. In addition, Tenant’s pro rata share of unreserved parking spaces on the North side of the Entire Project shall be reduced proportionately to reflect Tenant’s surrendering of the Surrender Premises.

     13. Termination Options:

          a. Tenant shall be entitled to terminate the Lease with respect to (i) the entire Quad III Premises, (ii) the entire Quad IV Premises or (iii) the entire Quad III & IV Premises (each, a “Quad III & IV Termination Option,” and collectively, the “Quad III & IV Termination Options”). In each case, upon not less than eighteen (18) months’ prior written notice to Landlord, effective as of (l) June 30, 2013, upon payment to Landlord of Fifteen and 57/100 Dollars ($15.57) per rentable square foot of terminated space, (m) June 30, 2014, upon payment to Landlord of Fourteen and 16/100 Dollars ($14.16) per rentable square foot of terminated space, (n) December 31, 2015, upon payment to Landlord of Twelve and 03/100 Dollars ($12.03) per rentable square foot of terminated space, or (o) December 31, 2016, upon payment to Landlord of Ten and 62/100 Dollars ($10.62) per square foot of terminated space. If Tenant terminates less than all of the Quad III & IV Premises prior to June 30, 2014, then Tenant’s right to exercise its remaining Quad III & IV Termination Options with respect to the portion of the Quad III & IV Premises not terminated shall survive until June 30, 2015 (i.e., eighteen (18) months prior to the last termination date). If Tenant receives any portion of the Phase 2 Quad III & IV Premises TI Allowance, then the payment required to terminate the Quad III & IV Premises shall increase by the unamortized portion of the Phase 2 Quad III & IV TI Allowance allocable to the terminated portion or portions of the Quad III & IV Premises as of the applicable termination date using straight-line amortization (such amortization period to commence as of the Swap Premises Rent Commencement Date). If Tenant timely exercises a Quad III & IV Termination Option, then Tenant shall (y) surrender the applicable Premises to Landlord on the applicable surrender date in the condition required by the Amended Lease for surrendering Premises upon the expiration or earlier termination of the Term, and (z) if less than all of the Quad III & IV Premises are terminated by Tenant, demise the terminated Premises at its expense, such demising to be performed in accordance with Applicable Laws. Nothing in the foregoing clause (z) shall be deemed to require Tenant to perform any work to conform the terminated portion of the Premises with Applicable Laws (other than the demising thereof), except as may be expressly required by the Amended Lease.

          b. Additionally, Tenant shall be entitled to terminate the Lease with respect to the entire Quad I & II Premises (the “Quad I & II Termination Option” and, together with the Quad III & IV Premises Termination Options, the “Swap Premises Termination Options”) upon not less than eighteen (18) months’ prior written notice to Landlord, effective as of (a) June 30, 2014, upon payment to Landlord of Twenty-Nine and 45/100s Dollars ($29.45) per rentable square foot of terminated space, (b) December 31, 2015, upon payment to Landlord of Twenty and 02/100s Dollars ($20.02) per rentable square foot of terminated space, or (c) December 31, 2016 upon payment to Landlord of Ten and 50/100s Dollars ($10.50) per square foot of terminated space.

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     14. Emisphere Lease; Regeneron Sublease.

          a. Landlord represents and warrants that, as of the date hereof, Landlord and Emisphere have executed a lease termination agreement (the “Emisphere Termination Agreement”) that terminated the Emisphere Lease, except for those provisions that, by their express terms, survive the expiration or earlier termination thereof. Landlord shall use commercially reasonable efforts to enforce any obligations of Emisphere under the Emisphere Termination Agreement to the extent necessary to deliver the Swap Premises to Tenant on the Swap Premises Commencement Date. In addition, Landlord agrees that it shall provide copies of any cleaning records, surveys, swipes or other reports that it obtains from Emisphere as a result of the Emisphere Termination Agreement regarding the presence of Hazardous Materials in the Swap Premises.

          b. Landlord represents and warrants that, to its knowledge, as of the Execution Date, no Hazardous Materials exist in the Swap Premises in violation of Applicable Laws.

          c. Tenant hereby represents and warrants to Landlord that, with respect to the Regeneron Sublease, (a) Tenant has not prepaid to Emisphere more than one (1) month’s Rent, (b) Landlord shall have no liability for any security deposits or other amounts Tenant has paid to Emisphere, (c) Tenant shall look solely to Emisphere (not Landlord) for reimbursement of any prepaid Rent or return of any security deposit and (d) to its knowledge, there are no defaults, or conditions existing that with the passage of time may become a default, whether on behalf of Tenant or Emisphere.

     15. Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of that portion of the Swap Premises occupied by Tenant pursuant to the Regeneron Sublease, (b) is familiar with the condition of the remainder of the Swap Premises and, notwithstanding anything contained in the Amended Lease to the contrary, agrees to take the Swap Premises in its condition “as is” as of the Swap Premises Commencement Date; provided, however, that Landlord shall deliver the Swap Premises (other than the Regeneron Sublease Premises) in broom clean condition, taking into account that Tenant has entered into a separate agreement with Emisphere to have those certain items of Emisphere’s personal property set forth in the attached Exhibit C (the “Emisphere FF&E”) remain in the Swap Premises after the termination of the Emisphere Lease. Landlord shall have no liability with respect to the Emisphere FF&E, except to the extent that the same form a part of the Buildings or the Common Areas and Landlord would otherwise be required to repair and maintain the same pursuant to Section 19.1 of the Amended Lease, in which case Landlord shall be obligated to fulfill such repair and maintenance obligations. For the avoidance of doubt, Landlord and Tenant agree that: (y) Landlord shall have no liability for the existence or condition of the Emisphere FF&E as of the Swap Premises Commencement Date and (z) the following items being left in the Swap Premises by Emisphere shall constitute and form a part of the Building: base building HVAC systems, elevators, restrooms, and exhaust fans and stacks.

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     16. Hazardous Materials. From and after the Swap Premises Commencement Date, the second to last sentence of Section 40.1 of the Lease shall be deleted and replaced in its entirety with the following:

Landlord acknowledges that Tenant shall not be responsible for environmental conditions or contamination now or hereafter existing on, under or in the Entire Project, in the New Whole Building, in the New Multiple Tenant Building, in the Retained Premises, in the Additional Premises or in the Swap Premises caused by Landlord or tenants other than Tenant or by third parties in the Entire Project prior to the Execution Date or after such date, or for environmental conditions or contamination coming from off-site so long as Tenant, Tenant’s Affiliates, its permitted sublessees or its agents did not cause or contribute to such environmental conditions or contamination.

     17. PsychoGenics License Agreement. Landlord and Tenant acknowledge that Tenant, as an accommodation to Landlord, intends to enter into a license agreement with PsychoGenics Inc. in substantially the form attached hereto as Exhibit D (the “PsychoGenics License Agreement”). Landlord, Tenant and PsychoGenics shall, prior to execution of the PsychoGenics License Agreement, enter into a consent to the PsychoGenics License Agreement on Landlord’s customary form, a copy of which has been provided to Tenant prior to the date hereof.

     18. Broker. Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Studley (“Broker”), and each agrees to indemnify, defend and hold the other harmless from any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker, which commission shall be calculated on the rentable square footage of the Quad III & IV Premises only.

     19. No Default; Authority; Non-Contravention. Each of Landlord and Tenant represents, warrants and covenants that, to the best of its respective knowledge, neither Landlord nor Tenant is in default of any of its respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both), would constitute a default by either Landlord or Tenant thereunder. Each of Landlord and Tenant further represents, warrants and covenants that it has the full power and authority to execute, deliver and comply with the terms of this Amendment, and doing so will not conflict with or result in the violation of or default under any provision of any agreement or other instrument to which it is a party (including without limitation, with respect to Landlord, the Emisphere Lease and the Emisphere Termination Agreement).

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     20. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

     21. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.

     22. Counterparts. This Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-LANDMARK AT EASTVIEW LLC,
a Delaware limited liability company

By:	/s/ Kevin M Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:

REGENERON PHARMACEUTICALS, INC.,
a New York corporation

By:	/s/ Murray A. Goldberg
Name:	Murray A. Goldberg
Title:	Senior Vice President, Finance & Administration and Chief Financial Officer

EXHIBIT A

SWAP PREMISES

[DIAGRAM]

EXHIBIT B

SURRENDER PREMISES

[Diagram]

EXHIBIT C

EMISPHERE FF&E

Item	Qty.
VWR double-door refrigerator	1
Revco laboratory freezer	1
Fisher Scientific Isotemp Plus, double door	1
NuAire biological safety cabinet	2
Ice machine	1
Misc. stainless steel tables	14
Mobile benches	15
Bedding dump station	1
Narcotics safe	1
Flammable cabinets	10
Corrosive & acid cabinets	3
Cagewasher	1
Lab casework, incl. fume hoods	throughout
Cold room	1
Downdraft table	1
Animal watering system	1
Liebert air handling system in data center	1
Office furniture (not including chairs)	throughout

EXHIBIT D

FORM OF PSYCHOGENICS LICENSE AGREEMENT

LICENSE AGREEMENT

     This LICENSE AGREEMENT (this “Agreement”) is made as of this ___ day of April, 2009 (the “Effective Date”) by and between REGENERON PHARMACEUTICALS, INC. (“Licensor”) and PSYCHOGENICS INC. (“Licensee”).

BACKGROUND

     A. The Licensor is a tenant in the Building located at 765 Old Saw Mill River Road (the “Building”), located within the project the (“Project”) known as The Landmark at Eastview, in the Towns of Mt. Pleasant and Greenburgh, New York. As tenant, Licensor has entered into a lease (as amended, supplemented or modified, the “Lease”) with BMR-Landmark at Eastview, LLC (the “Landlord”) for certain premises within the Project and, as of the Effective Date, is entering into an amendment of the Lease (the “Amendment”) to lease from Landlord additional premises thereunder, comprising approximately 77,178 rentable square feet in the Building (the “Leased Premises”).

     B. Prior to the date hereof, Licensee occupied an approximately 2,275 rentable square foot portion of the Leased Premises as more precisely described and designated on Exhibit A attached hereto and made a part hereof (the “License Area”) pursuant to a sublease (the “Sublease”), by and between Licensee, as subtenant and Emisphere Technologies Inc., as sublessor, which Sublease has been terminated as of the date hereof. Licensee desires to continue to occupy the License Area and, in furtherance thereof, to obtain a license from the Licensor for the temporary occupancy of the License Area. Licensor is willing to grant a license to Licensee, all subject to the terms and conditions set forth in this Agreement.

TERMS

     NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor hereby grants to Licensee a license (the “License”)to use the Licensed Area, subject to the following conditions:

     1. License Area. Licensor hereby grants to Licensee a non-transferable right and revocable license for the temporary use of the License Area. Nothing in this Agreement shall be construed to create any relationship between the parties other than that of licensor and licensee.

     2. Term. The term of the License (the “Term”) shall commence on May 1, 2009 (the “Commencement Date”) and shall expire on January 15, 2010, unless sooner terminated as provided in this Agreement (the “Expiration Date”). If Licensee remains in the License Area after the Expiration Date, then, in addition to all other remedies Licensor may have at law, in equity or under this Agreement, Licensee shall be deemed to be a licensee at sufferance only and the License Fee (as such term is defined in paragraph 4 below) shall be increased to two hundred percent (200%) of the License Fee (as such term is defined below). If Licensee fails to surrender and vacate the License Area upon the termination or expiration of this Agreement, then Licensee shall indemnify, defend and hold Licensor harmless from and against all loss and liability, including, without limitation, all costs to remove Licensee’s personal property and any claims made by any succeeding licensee, subtenant, or any other occupant founded on or resulting from such failure to surrender or vacate, including, without limitation, any attorneys’ fees, disbursements or other costs associated therewith.

     3. Use. Licensee shall occupy and use the License Area during the term of this Agreement for the sole purposes of general, administrative, and executive use in rooms 721, 722 and 723, and laboratory use in Rooms 724, 726 and 727, and no other purpose without Licensor’s prior written consent.

     4. Fees.

          A. Licensee shall pay to Licensor a monthly license fee of Eight Thousand, Six Hundred Twenty-Six and 40/100 Dollars ($8,626.40) (the “Fixed Fee”), provided that the following additional amounts shall also be due hereunder: (i) for the payment due on September 1, 2009 an additional amount equal to One Thousand, Two Hundred Sixty-Three and 35/100 Dollars ($1,263.35), and (ii) for the payment due on January 1, 2009, an additional amount equal to One Hundred Ninety-Seven and 12/100 Dollars ($197.12) (such additional amounts, together with the Fixed Fee, the “License Fee”).

          B. The License Fee for the month of May, 2009 shall be paid by Licensee on the date of the full execution of this Agreement, and thereafter, the License Fee shall be payable in advance on a monthly basis during the Term, on the first day of each month commencing on June 1, 2009, without notice, demand, set-off, claim, or counterclaim, by check or money order, made payable to Licensor at Licensor’s address set forth below. If the first month or the last month of the Term shall be partial months, the License Fee for any such partial month shall be prorated on a daily basis.

     5. Security Deposit. Licensee has deposited with Licensor a security deposit in the amount of Twenty Thousand Dollars ($20,000) (the “Security Deposit”), which sum shall be held by Licensor as security for the faithful performance by Licensee of all of the terms, covenants and conditions of this Agreement to be kept and performed by Licensee during the term. If Licensee defaults with respect to any provision of this Agreement, including, but not limited to, any provision relating to the payment of the License Fee, then Licensor may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any License Fees or any other sum in default, or to compensate Licensor for any other loss or damage that Licensor may suffer by reason of Licensee's default. If any portion of the Security Deposit is so used or applied, then Licensee shall, within ten (10) days following demand therefor, deposit cash with Licensor in an amount sufficient to restore the Security Deposit to its original amount, and Licensee's failure to do so shall be a material breach of this Agreement. Licensor shall not be required to keep this Security Deposit separate from its general funds, and Licensee shall not be entitled to interest on the Security Deposit. In the event of bankruptcy or other debtor-creditor proceedings against Licensee, the Security Deposit shall be deemed to be applied first to the payment of License Fee and other charges due Licensor for all periods prior to the filing of such proceedings. If Licensee shall fully and faithfully perform every provision of this Agreement to be performed by it, then the Security Deposit, or any balance thereof, shall be returned to Licensee within thirty (30) days after the expiration or earlier termination of this Agreement.

     6. Late Charges. Late payment by Licensee to Licensor of the License Fee or any other sums due shall cause Licensor to incur costs not contemplated by this Agreement, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges that may be imposed on Licensor by the terms of its Lease. Therefore, if any installment of License Fee or other fees due from Licensee pursuant to this Agreement is not received by Licensor within five (5) days after the date such payment is due, Licensee shall pay to Licensor an additional sum of six percent (6%) of the overdue amount as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Licensor shall incur by reason of late payment by Licensee. In addition to the late charge, amounts not paid when due shall bear interest from the fifth (5th) day after the date due until paid at the lesser of (a) twelve percent (12%) per annum or (b) the maximum rate permitted by applicable laws.

     7. Common Areas. Licensee shall have the right, subject to the provisions of this License, to use, without additional charge, on a non-exclusive basis, the common areas leased by Licensor pursuant to the Lease and the areas of the Leased Premises specified as “common areas” in the attached Exhibit A. Licensee shall be responsible for any and all damage caused by Licensee or its employees, agents and invitees in or to such common areas. Licensee shall not permit any of its files, furniture, personal property or other matters to be placed in such common areas, and shall keep such common areas free of debris and refuse. In addition to the foregoing, Licensee shall be entitled to access to the portion of the Leased Premises specified as “restricted access area” in the attached Exhibit A. Access to such restricted access areas shall be permitted only if (i) a representative of Licensor is present at all times during such access, and (ii) such access is solely for the purpose of allowing Licensee to use the elevator. Licensee agrees that it shall make available a representative for the purpose of such access during reasonable business hours and upon one (1) business days’ advance notice, provided that Licensor shall use reasonable efforts (but shall not be obligated) to provide a representative on shorter notice, should exigent circumstances require the same.

     8. Licensee’s Maintenance; No Improvements. Licensee shall at all times maintain the License Area, and any equipment or property used or installed by Licensee in the License Area, in good, clean and safe condition, free of all debris and trash. Licensee shall not make any improvements, alterations or changes of any kind to the License Area without Licensor’s prior written approval. In addition to all of Licensor’s remedies under this Agreement, if (a) Licensee does not maintain the License Area as required under this Section or (b) repairs or replacement of any portion of the License Area is made necessary by any act, omission or negligence of Licensee or its agents, employees or invitees, then Licensor may make such repairs or provide such maintenance without liability to Licensee for any loss or damage to Licensee or its merchandise, fixtures or other property, or to Licensee’s business by reason of such repairs or maintenance. Further, upon completion of any such repairs or maintenance, Licensee shall pay upon demand, as additional License Fee, one hundred percent of Licensor’s costs for making such repairs or providing such maintenance, evidenced by invoices, together with Licensor’s administrative costs related thereto, which administrative costs the parties agree to be an amount equal to twenty percent (20%) of the total cost of such repair. Licensee shall not make any changes, alterations, installations, additions or improvements to the License Area without first obtaining the written consent of Licensor, which consent may be granted or withheld in the sole discretion of Licensor.

     9. Hazardous Materials. Licensee shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept or used in or about the License Area, the Building or the Project in violation of Applicable Laws (as hereinafter defined) by Licensee, its agents, employees, contractors or invitees. If Licensee breaches such obligation, or if the presence of Hazardous Materials as a result of such a breach results in contamination of the License Area, the Leased Premises, the Building, the Project or any adjacent property, or if contamination of the License Area, the Leased Premises, the Building, the Project or any adjacent property by Hazardous Materials otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder due to such breach by Licensee, then Licensee shall indemnify, save, defend and hold Licensor, its agents and contractors harmless from and against any and all losses, costs, damages or judgments (including sums paid in settlement, attorneys’ fees, consultants’ fees and experts’ fees) that arise during or after the Term as a result of such breach or contamination. This indemnification of Licensor by Licensee includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state, regional, local or municipal governmental authority, agency or subdivision (collectively, the “Governmental Authorities”) because of Hazardous Materials present in the air, soil or groundwater above, on or under the License Area, the Leased Premises, the Building, the Project or any adjacent property. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the License Area, the Leased Premises, the Building, the Project or any adjacent property caused or permitted by Licensee results in any contamination of the License Area, the Leased Premises, the Building, the Project or any adjacent property, then Licensee shall promptly take all actions at its sole cost and expense as are necessary to return the License Area, the Leased Premises, the Building, the Project and any adjacent property to their respective condition existing prior to the time of such contamination; provided that Licensor’s written approval and the written approval of Landlord of such action shall first be obtained, which approval Licensor shall not unreasonably withhold; and provided, further, that it shall be reasonable for Licensor to withhold its consent if (i) Landlord withholds such consent, or (ii) such actions could have a material adverse long-term or short-term effect on the License Area, the Leased Premises, the Building, the Project or any adjacent property. Licensor acknowledges that Licensee shall not be responsible for environmental conditions or contamination now or hereafter existing on, under or in the License Area, the Leased Premises, the Building or the Project, or for environmental conditions or contamination coming from off site, to the extent the same was not caused or contributed to by Licensee, Licensee’s affiliates, or their agents. Licensee’s obligations under this paragraph shall survive the Expiration Date. During any period of time needed by Licensee or Licensor after the Expiration Date to complete the removal from the License Area of any such Hazardous Materials, Licensee shall continue to pay License Fee for the affected area(s) in accordance with this Agreement, which License Fee shall be pro-rated daily. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste that is so designated by Applicable Laws and/or becomes regulated by any Governmental Authority.

     10. Damage and Repairs. Any damage, destruction, graffiti or debris around, to, or on the License Area, the Leased Premises, the Building or the Project caused by Licensee, its agents, employees or invitees shall be Licensee’s responsibility. If Licensee fails to repair, clean or replace any such damage or debris within two (2) days of Licensor’s demand to do so, then Licensor may make such repairs, clean-up or replacement. Upon completion of any such repairs, clean-up or replacement, Licensee shall pay upon demand, as additional License Fee, one hundred percent (100%) of Licensor’s costs for making such repairs or providing such clean-up or replacement, evidenced by invoices, together with Licensor’s administrative costs related thereto, which administrative costs the parties agree to be an amount equal one twenty percent (20%) of the total cost of such repairs, clean-up or replacement. Any damage to the License Area caused directly by Licensor shall be Licensor’s responsibility to repair and maintain.

     11. Fire and Casualty Damage. If the License Area is rendered partially or wholly untenantable by fire or other casualty, this License shall terminate as to such affected License Area as of the date of such fire or casualty as if that date had been originally fixed in this Agreement for the Expiration Date for the affected License Area.

     12. Transfer and Assignment. Licensee shall have no right to assign or transfer this License or rights arising under this License. Any assignment by operation of law or otherwise shall be deemed a prohibited assignment hereunder. In the event of a transfer or such assignment, this License shall automatically terminate and thereafter shall be considered null and void.

     13. Inspections. Provided that Licensor uses reasonable efforts not to interfere with Licensee’s use of the Licensed Area, Licensor shall have the right to enter the License Area at any reasonable time for the following purposes: (a) to ascertain the condition of the License Area; (b) to determine whether Licensee is diligently fulfilling Licensee’s responsibilities under this License, or; (c) to do any other act or thing which Licensor deems reasonably necessary to preserve the Licensed Area or to comply with its obligations hereunder or under the Lease.

     14. Termination of Agreement. On the Expiration Date, Licensee shall (a) return the License Area to Licensor in good, sanitary and satisfactory condition and (b) remove its equipment and any other of its property from the License Area, the Leased Premises, the Building and the Project, unless otherwise agreed to by Licensor. Licensee acknowledges and agrees that it shall reimburse Licensor upon demand for one hundred percent (100%) of Licensor’s costs to repair any damage caused by such removal by Licensee, evidenced by invoices, together with Licensor’s administrative costs related thereto, which administrative costs the parties agree to be an amount equal to twenty percent (20%) of the total costs such repair. Any equipment or property not removed within two (2) days of the date of termination or expiration of this Agreement shall be deemed abandoned by Licensee, and Licensor shall have the right, but not the obligation, to remove and dispose of such abandoned equipment or property at Licensee’s sole cost and risk, and Licensor shall be entitle to Licensor’s administrative costs related thereto, which administrative costs the parties agree to be an amount equal to twenty percent (20%) of the total costs such removal and disposal.

     15. Personal Property Taxes. Licensee shall pay all sales and use taxes, if any, imposed as a result of Licensee’s business conducted on the License Area and all taxes assessed against property of Licensee situated thereon during the Term.

     16. Compliance with Laws; Liens. Licensee shall at all times observe and comply with all federal, state and local laws, ordinances, rules, regulations and code requirements (collectively, the “Applicable Laws”). Licensee shall obtain all permits and licenses for the operation of its business at the Building or its use or occupancy of the License Area and shall comply with all current and future rules and regulations of Landlord for tenants or licensees of the Leased Premises, the Building, or the Project. Licensee shall at all times maintain sufficient supervision and control of its employees and invitees. Licensee shall not (a) obstruct the free flow of pedestrian or vehicular traffic in any area of the Property, (b) harm the License Area, commit any waste, create a nuisance or make any use of the License Area that is offensive or (c) act or fail to act in any manner that could result in injury or harm to any person in or about the Property. Licensee shall, and shall instruct its employees, agents and invitees to, act in accordance with Landlord’s rules and regulations as they may be promulgated by Landlord from time to time, provided Licensee is given copies thereof. Licensee shall keep the License Area free and clear of any mechanics’ liens and other liens. Nothing in this Agreement shall be construed as consent on the part of Licensor to subject the Leased Premises, the Building or the Project to any lien or liability under the lien laws of the State of New York.

     17. Insurance. Licensee shall, at all times during the Term, and at its own cost and expense, procure and continue in force insurance in the amounts and on the terms set forth in this Section 17. Said insurance shall name Landlord and Licensor as additional insureds and shall be subject to reasonable approval of Licensor and Landlord. Licensee shall obtain from the insurance companies, or cause the insurance companies to furnish, certificates of coverage. The delivery of proof of such insurance is a condition precedent to this Agreement. All certificates of insurance shall provide that the insurer will provide Licensor twenty (20) days notice of cancellation of or any change of said policies by certified mail, return receipt requested or via established overnight courier. In the event Licensee shall fail to comply with any or all of the provisions of this paragraph, Licensor is hereby authorized to purchase said insurance and charge Licensee for the premiums of same and any other costs incurred thereon, and such sums shall be deemed additional License Fee and may be collected by Licensor as such in the next ensuing installment of License Fee. At a minimum, Licensee shall procure Comprehensive General Liability Insurance, in the broadest form available in New York State, with a minimum amount of $3,000,000 combined single limit and which shall contain personal injury liability, fire damage liability on real property (with sublimits for such events in amounts no less than the minimum amount of $3,000,000), Workers Compensation Insurance, and such other insurance as was required pursuant to the Sublease.

     Licensee agrees to use commercially reasonable efforts to include in each of its policies insuring against loss, damage or destruction by fire or other casualty, a waiver of the insurer’s right of subrogation against Licensor. If such waiver shall not be, or shall cease to be, obtainable without additional charge, or is otherwise not available at all, Licensee shall promptly so notify Licensor. In such case, if the other party shall so elect and shall pay the insurer’s additional charge therefore, such waiver shall be included in the policy.

     18. Consent of Landlord. This Agreement is subject to the written consent of Landlord (the “Consent”), which consent shall be evidenced by Landlord’s customary form of consent, with such changes as may be agreed to by the parties thereto. In the event Landlord rejects this Agreement, neither party shall have any rights against the other, and this Agreement shall be deemed null and void.

     19. Utilities, Services. Licensor shall use commercially reasonable efforts to cause Landlord to furnish the License Area with all services required by the Lease to the extent Licensee was receiving the same pursuant to the Sublease. Licensor shall not be liable to Licensee for any loss, injury or damage to persons or property caused by or resulting from any variation, failure, or interruption of any services or utilities to be provided by Landlord under the Lease due to any cause whatsoever. Licensee’s use or occupancy of the License Area shall not in any manner (i) cause the design loads for the Building or the systems providing exhaust, heating, cooling, ventilation, electrical, life safety, water, sewer or other utility or safety services to be exceeded or (ii) adversely affect the Building or the operation of said systems in the License Area, the Leased Premises or the Building or cause deterioration or damage to the Building or such systems.

     20. Access and Parking. Licensee and its agents, employees and invitees may have access to the License Area during its above term twenty-four (24) hours a day. Licensee agrees that it shall not park in any reserved spot on the Property or in front of any roll access/loading doors to the other buildings. Licensee must also keep a fire lane available around the Building. Any costs or liability associated with enforcing this parking access shall be Licensee’s or violator’s sole responsibility.

     21. Default. Any failure by Licensee to perform any term or condition of this Agreement shall constitute a default under this Agreement and, in such event, Licensor may exercise any remedy available to it under this Agreement, at law or in equity. Without limiting the foregoing, in the event any such default is not cured within forty-eight (48) hours of Licensor’s notice to Licensee thereof, Licensor may, at its option, terminate this Agreement and revoke the license granted hereby. Licensee shall reimburse Licensor for any and all costs and expenses (including attorneys’ fees and costs) that Licensor incurs in connection with enforcing Licensee’s obligations under this Agreement.

     22. Limitation of Recovery; Waiver. There shall be no personal liability of Licensor with respect to any of the terms of this Agreement. In the event of any breach or default by Licensor under this Agreement, Licensee shall look solely to the equity of Licensor in the Building for satisfaction of Licensee’s remedies. Licensee releases and waives all right of recovery that it might otherwise have against Licensor, or other tenants or licensees of the Building, and their respective agents and employees, by reason of any loss or damage resulting from any recovery, claim, action or cause of action against Licensor, damage or injury or other occurrence no matter how caused, to the extent the same is either covered by Licensee’s insurance (assuming no deductible) or would have been covered had Licensee complied with the requirements of this Agreement.

     23. Entire Agreement. Other than Licensee’s lease agreement with Licensor, this Agreement contains the entire agreement between the parties and all prior understandings and agreements between the parties are merged into this Agreement. This Agreement may be modified only by a writing signed by both of the parties hereto.

     24. Acceptance of License Area. By taking possession of the License Area, Licensee shall be deemed to have inspected the License Area and accepted the License Area “as is” in its present condition. Licensee acknowledges and agrees that neither Licensor, nor any employee, agent nor representative of Licensor, has made any representation or warranty, express or implied, of any kind as to the condition of the License Area or its suitability for Licensee’s proposed use. Licensee further acknowledges and agrees that Licensor has no obligation to improve, maintain or repair the License Area unless said obligation is expressly set forth in this Agreement.

     25. Waiver of Responsibility; Indemnification. Licensee shall assume liability for, and shall indemnify, defend and hold harmless Licensor and its shareholders, members, officers, directors, employees, contractors, subcontractors, agents, customers, mortgagees, lenders and invitees from and against any and all liabilities, obligations, losses, fines, damages, claims, demands, judgments, penalties, expenses (including, without limitation, attorneys’ fees and costs) arising, directly or indirectly, from (a) any labor dispute involving Licensee or its contractors or agents, (b) the use or enjoyment of the License Area or the Project by Licensee or its contractors, agents, employees and/or customers or invitees, (c) injury to or death of any person or persons, or damage to or destruction of any property (including, without limitation, the cost of investigation, removal or remedial action and disposal of any Hazardous Materials) occurring in, on or about the License Area or (d) a breach of this Agreement by Licensee or any act or omission of Licensee or its agents, employees or contractors (“Claims”). Notwithstanding anything to the contrary in this Section, nothing in this Section shall relieve Licensor from responsibility for its proportionate share of fault attributable to its negligence in causing any Claims. To the maximum extent permitted by law, Licensee’s activities on and use of the License Area and the Property shall be at Licensee’s sole risk. Licensee’s obligations under this Section shall survive the Expiration Date.

     26. Representations and Warranties.

     A. Licensee represents and warrants to Licensor that, as of the Effective Date, the Sublease has been terminated and Licensee waives all rights of possession and occupancy of any portion of the Leased Premises pursuant thereto.

     27. Licensor hereby represents and warrants to Licensee that (i) as of the Effective Date, the Lease and the Amendment are in full force and effect and grant to Licensor a leasehold interest in and to the Leased Premises, and (ii) the Amendment does not materially modify the Lease with respect to Licensee's obligations under the Consent. Licensor shall provide Licensee with a fully-executed copy of the Amendment within five (5) business days of the date on which the same is made a part of the public record.

     28. Signage. Licensee is responsible for all of Licensee’s signage. All signage must be pre-approved in writing by Licensor and Landlord and hand-written signs are not permitted.

     29. Miscellaneous.

     A. Whenever under this License Agreement provision is made for any demand, notice, requests or declaration of any kind, or where it is deemed desirable or necessary by either party to give or serve any such notice, demand, request or declaration to the other party, it shall be in writing and such notices shall be deemed given when personally delivered, or the next business day after delivery to a reputable overnight delivery service such as Federal Express or United Parcel Service to the following addresses:

To the Licensor at:

REGENERON PHARMACEUTICALS, INC.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Attn: General Counsel

with copy to:

REGENERON PHARMACEUTICALS, INC.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Attn: Joanne Deyo, Vice President Facilities

To Licensee at:

PSYCHOGENICS INC.
765 Old Saw Mill River Road
Tarrytown, New York 10591
Attn: William Fasnacht, CFO/COO

     B. The terms, provisions and covenants and conditions contained in this License shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns.

     C. All obligations of Licensee hereunder not fully performed as of the Expiration Date shall survive the Expiration Date.

     D. Licensor and Licensee agree to indemnify the other for any claims made by any other brokers arising under the acts of such party.

     E. Licensee represents that it has used no broker in connection with this transaction.

     F. This Agreement may be signed in counterparts; each, when taken together, shall constitute one instrument.

     G. If any term, provision or condition of this License shall, to any extent, be finally adjudicated to be invalid or unenforceable, the remainder of this License (or the application of such term, provision or condition to persons or circumstances other than those in respect of which it is finally adjudicated to be invalid or unenforceable) shall not be affected thereby and each and every other term, provision and condition of this License shall be valid and enforceable to the fullest extent permitted by law.

     H. Licensee shall pay to Licensor all costs and expenses, including reasonable attorneys’ fees and costs, incurred by Licensor in connection with any action between Licensor and Licensee arising out of this License or incurred by Licensor as a result of any litigation to which Licensor becomes a party as a result of this License or Licensee’s use and occupancy of the Licensed Area or any portion thereof.

     I. Licensor and Licensee waive trial by jury in the event of any action, proceeding or counterclaim brought by either Licensor or Licensee against the other in connection with this License.

     J. If Licensee fails timely to perform any of its duties under this License, Licensor shall have the right (but not the obligation), after the expiration of any grace or notice and cure period elsewhere under this License expressly granted to Licensee for the performance of such duty, to perform such duty on behalf and at the expense of Licensee (but only upon prior notice to Licensee), and all sums expended or expenses incurred by Licensor in performing such duty together with Licensor’s administrative costs related thereto, which administrative costs the parties agree to be an amount equal to twenty percent (20%) of Licensor’s cost of performing such duty, shall be deemed to be additional License Fee under this License and shall be due and payable upon demand by Licensor.

     K. This Agreement shall be governed by, and construed and interpreted in accordance with New York law, without regard to conflicts of law principles.

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     IN WITNESS WHEREOF, Licensor and Licensee have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Agreement.

LICENSOR:

REGENERON PHARMACEUTICALS, INC.,
a New York corporation

By:
Name:	Murray A. Goldberg
Title:	Senior Vice President,
Finance & Administration
and Chief Financial Officer

LICENSEE:

PSYCHOGENICS INC.,
a Delaware corporation

By:
Name:	William Fasnacht
Title:	CFO/COO

EXHIBIT A

LICENSE AREA

[Diagram]